Item 27 Exhibit (f) i.

CERTIFICATE

The undersigned, Associate Secretary of Massachusetts Mutual Life Insurance Company (the “Company”) hereby certifies, as of the date hereof, as follows:

1. I am the duly elected, qualified and acting Associate Secretary of the Company; and

2. The Company was chartered by an Act of the legislature of the Commonwealth of Massachusetts in the year 1851; and

3. The attached copy of Chapter 160 of the Massachusetts General Laws that created the Company in 1851, as certified by the Secretary of the Commonwealth of Massachusetts on December 3, 1933, is a true and correct copy and remains in full force and effect; and

4. The attached copy of Chapter 72 of the Massachusetts General Laws that amended the Company’s charter in 1864, as certified by the Secretary of the Commonwealth of Massachusetts on December 3, 1993, is a true and correct copy and remains in full force and effect; and

5. The attached copy of Chapter 43 of the Massachusetts General Laws that amended the Company’s charter in 1866, as certified by the Secretary of the Commonwealth of Massachusetts on December 3, 1993, is a true and correct copy and remains in full force and effect; and

6. The attached copy of Chapter 304, Section 9 of the Massachusetts General Laws that amended the Company’s charter in 2008, as certified by the Secretary of the Commonwealth of Massachusetts on August 28, 2008, is a true and correct copy and remains in full force and effect.

IN WITNESS WHEREOF, I hereunto set my hand and seal of the Company this 31st day of October, 2008.

/s/ Christine C. Peaslee	CORPORATE SEAL
Christine c. Peaslee
Assistant Vice President,
Associate Secretary and Counsel

Ch 160

COMMONWEALTH OF MASSACHUSETTS.

In the year One Thousand Eight Hundred and Fifty-one.

AN ACT

To incorporate the Massachusetts Mutual Life Insurance Company

Be it enacted by the Senate and House of Representatives in General Court assembled, and by the authority of the same, as follows — Section 1. Alexander H. Avery, James M. Thompson, William Rice, their associates and successors, are hereby made a corporation, by the name of the Massachusetts Mutual Life Insurance Company, in the town of Springfield, for the purpose of making insurance on lives, with all the powers and privileges and subject to all the duties, liabilities and restrictions set forth in the forty-fourth chapter of the Revised Statutes. Section 2. There shall be an original guarantee capital stock subscribed to the said corporation, which shall be one hundred thousand dollars, to be divided into shares by the corporation, half of which shall be paid in, in money, before the said corporation shall go into operation for the purpose of making insurance; the other half of the said stock may be called for by the directors, from time to time, when they deem it necessary or expedient, and shall be paid in by the holders of the stock which shall always stand pledged to the corporation, for all such assessments so called for. Section 3. At the first meeting of the corporation, a number of directors, not less than eight, shall be chosen by the subscribers to the guarantee stock, who shall hold their offices for one year, and until others shall be chosen in their stead; at all subsequent elections of directors, the number shall be such as may be provided for by a previous vote of the directors, not less than seven, or by-law of the corporation; and in case of no provision on this subject, the number shall be the same as at the first election, one half of whom shall be elected by the stockholders, and the other half by the assured members who are not holders of guarantee stock, voting in separate bodies; the directors shall all be either stockholders or assured, and on ceasing to be such shall cease to hold the said office. Section 4. Whenever the net surplus receipts of the corporation, over the losses and expenses, and after providing for risks, shall be sufficient for the purpose, the stockholders shall be entitled to an annual dividend of seven per cent, or to such less dividend as may be agreed upon at the time of subscribing for the stock; and in case such dividends shall not be made in any one year, it shall be made good at a subsequent period, when the net resources of the company shall be sufficient for paying the same. Section 5. The funds of the said corporation shall be invested in such purchases and loans as are permitted to Savings Banks, in the seventy-eighth and seventy-ninth sections of the thirty-sixth chapter of the Revised Statutes, and in the forty-fourth chapter of the Acts of the year one thousand eight hundred and forty one. The said company may hold real estate to an amount not exceeding ten thousand dollars, for the purpose of securing suitable offices for the institution. Section 6. After providing for risks, losses, incidental expenses, and dividends as aforesaid, the directors shall set apart one quarter of the estimated surplus funds and receipts as a reserved fund, to be applied to the redemption of the guarantee stock; and whenever, after the expiration of ten years from the time of organizing the company the amount of such reserved fund shall be sufficient for the purpose, and the assured shall vote to redeem the said guarantee stock the same shall be redeemed. Section 7. Upon the redemption and extinguishment of the guarantee stock, under the provisions of the sixth section, the directors shall be chosen by the assured. Section 8. At the expiration of every period of five years from the time of the organization of the company, the remaining three quarters of the estimated surplus funds and receipts shall be reimbursed to and among the assured in proportion to the whole amount of premiums paid during the preceding five years. Section 9. The said corporation shall, on the third

Monday of January, in every year, pay over to the trustees of the Massachusetts General Hospital, one third of the net profits, if any, which shall have arisen from Insurance on the lives, made during the preceding year.

House of Representatives	May 10th 1851.

Passed to be enacted	N.P. Banks Jr Speaker

In Senate	May 14th 1851.

Passed to be enacted	Henry Wilson President

May 15th, 1851.

Approved.

Geo. S. Boutwell.

The Commonwealth of Massachusetts

Office of the Secretary

Boston, Dec 3, 1993

I hereby certify the foregoing to be a true copy and that the same is on file in this office.

Seal of The Commonwealth	Witness the Great Seal of The Commonwealth.

/s/ Michael Joseph Connolly
Secretary of The Commonwealth.

	By:	/s/ James W. Igoe
Deputy Secretary

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Chap. 72

COMMONWEALTH OF MASSACHUSETTS.

In the year One Thousand Eight hundred and Sixty-four,

AN ACT

to authorize the Massachusetts Mutual Life Insurance Company to increase its investment in Real Estate.

Be it enacted by the Senate and House of Representatives in General Court assembled, and by the authority of the same, as follows: Section 1. The Massachusetts Mutual Life Insurance Company is hereby authorized to hold real estate in the city of Springfield, to an amount not exceeding in cost forty thousand dollars, in addition to the amount of Ten thousand dollars now authorized to be held by them. Section 2. This act shall take effect upon its passage.

House of Representatives,	Feby 29, 1864.

Passed to be enacted,	Alex. H. Bullock Speaker.

In Senate,	March 2, 1864

Passed to be enacted,	J. E. Field President.

March 3d 1864.

Approved, —

John A. Andrew.

The Commonwealth of Massachusetts

Office of the Secretary

Boston, Dec 3, 1993

I hereby certify the foregoing to be a true copy and that the same is on file in this office.

Seal of The Commonwealth	Witness the Great Seal of The Commonwealth.

/s/ Michael Joseph Connolly
Secretary of The Commonwealth.

	By:	/s/ James W. Igoe
Deputy Secretary

MM061570

Chap. 43.

COMMONWEALTH OF MASSACHUSETTS.

In the year One Thousand Eight Hundred and Sixty-six.

AN ACT

To authorize the Massachusetts Mutual Life Insurance Company to increase its investments in real estate.

Be it enacted by the Senate and House of Representatives in General Court assembled, and by the authority of the same, as follows: Section 1. The Massachusetts Mutual Life Insurance Company is hereby authorized to invest in an amount not exceeding fifty thousand dollars in the purchase of real estate in the city of Springfield, for the site of a building, to be used wholly or in part, for the purposes of said corporation, and for the erection and preparation of said building; said amount to be in addition to fifty thousand dollars now authorized to be held by said company in real estate: and all income if any arising from such real estate shall be devoted exclusively to the interests of said corporation. Section 2. Said company is hereby authorized to redeem at par and extinguish, all or any part of its original guarantee capital stock, whenever so directed by a vote of the assured, and to appropriate for this purpose so much of its funds as may be necessary.

House of Representatives,	February 17th 1866.

Passed to be enacted,	James M. Stone, Speaker.

In Senate,	February 19, 1866.

Passed to be enacted,	Joseph A. Pond, President.

February 20, 1866.

Approved. — Alex. H. Bullock

The Commonwealth of Massachusetts

Office of the Secretary

Boston, Dec 3, 1993

I hereby certify the foregoing to be a true copy and that the same is on file in this office.

Seal of The Commonwealth	Witness the Great Seal of The Commonwealth.

/s/ Michael Joseph Connolly
Secretary of The Commonwealth.

	By:	/s/ James W. Igoe
Deputy Secretary

MM061570

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Chapter 304

THE COMMONWEALTH OF MASSACHUSETTS

In the Year Two Thousand and Eight

AN ACT PROVIDING FOR CAPITAL FACILITY REPAIRS AND IMPROVEMENTS FOR THE COMMONWEALTH.

A TRUE COPY ATTEST

/s/ William Francis Galvin
WILLIAM FRANCIS GALVIN
SECRETARY OF THE COMMONWEALTH
DATE 8/28/08 CLERK /s/ MRS

Whereas, The deferred operation of this act would tend to defeat its purpose, which is to provide forthwith for the immediate capital improvement needs of the commonwealth, therefore it is hereby declared to be an emergency law, necessary for the immediate preservation of the public convenience.

Be it enacted by the Senate and House of Representatives in General Court assembled, and by the authority of the same, as follows:

SECTION 1. To provide for a program of capital facility repairs and improvements to protect and improve the capital facilities of the commonwealth and for a program of capital asset acquisitions for general government operations, the sums set forth in sections 2A, 2B, 2C and 2D, inclusive, for the several purposes and subject to the conditions specified in this act are hereby made available, subject to the laws regulating the disbursement of public funds, which sums shall be in addition to any other amounts previously appropriated for these purposes.

NO SECTION 2.

SECTION 2A.

EXECUTIVE OFFICE FOR ADMINISTRATION AND FINANCE

Office of the Secretary

1100-7400	For the recapitalization of the Massachusetts Community Development Finance Corporation established pursuant to section 2 of chapter 40F of the General Laws; provided, that the corporation shall prepare a 5-year strategic operations plan which shall include, but not be limited to, (i) identification of the financial resources required to meet the mission and on-going lending operations of the corporation; (ii) a plan to reduce or eliminate the need for public subsidies to meet the mission of the corporation; and (iii) identification of the corporate relationship to and purpose of any affiliated or subsidiary corporations, including a description of how the affiliation or subsidiary relationship is consistent with the objective of

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or notes of the commonwealth which shall be entered into by the state treasurer after August 1, 2008 shall constitute general obligations of the commonwealth to which the full faith and credit of the commonwealth shall have been pledged.

SECTION 7. Clause (1) of section 4 of chapter 81A of the General Laws, as so appearing, is hereby amended by adding the following words: - provided, however, that the authority shall issue semi-annual reports to the secretary of administration and finance, the house and senate committees on ways and means, the joint committee on transportation and the joint committee on bonding, capital expenditures and state assets, detailing the financial transactions and revenues associated with the sale, concession or lease of real property held in the name of or under the control of the authority, whether by purchase or otherwise, and any transactions relating to real property currently pending; and provided further, that the semi-annual report shall include the current market values of the real properties related to the transactions.

SECTION 8. The second paragraph of section 87RR of chapter 112 of the General Laws is hereby amended by striking out the third sentence and inserting in place thereof the following sentence: - Notwithstanding section 148B of chapter 149, a salesman or broker may be affiliated with a broker either as an employee or as an independent contractor, as determined by their written agreement and customary work practices, but shall be under such supervision of the broker as will ensure compliance with this section; provided, however, that the broker shall be responsible with the licensee for a violation of Section 87AAA committed by the licensee.

SECTION 9. Section 9 of chapter 160 of the acts of 1851 is hereby repealed.

SECTION 10. (a) There shall be transferred from item 6000-7967 of section 2A of chapter 28 of the acts of 1996, the amount of $85,000,000 since item 1100-2500 for improvements to coastal facilities in designated and nondesignated port areas.

SECTION 11. Upon the transfer of the funds pursuant to section 25, section 2A of chapter 28 of the acts of 1996 shall be repealed.

SECTION 12. Sections 4, 5 and 6 of chapter 28 of the acts of 1996 are hereby repealed.

SECTION 13. Section 15 of chapter 463 of the acts of 2004 is hereby amended by striking out the last sentence and inserting in place thereof the following sentence: - Any remaining proceeds shall be used to reduce any incurred indebtedness of the Essex North Shore Agricultural and Technical School District to the former municipalities of the North Shore Vocational

33

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House of Representatives, July 31, 2008.

Preamble adopted,	/s/ Salvatore F. DiMasi, Speaker.

In Senate, July , 2008.

Preamble adopted,	/s/ Robert A. Antonioni, Acting President.

House of Representatives, July 31, 2008

Bill passed to be enacted.	/s/ Frank M. Hynes, Acting Speaker.

In Senate, August 1, 2008

Bill passed to be enacted.	/s/ Robert A. Antonioni, Acting President.

I disapprove Sections 8, 10, 11, 12, 28 and 30.

I reduce the following items in Section 2C to the following amounts, and disapprove the wording as indicated:

Section 2C	Reduce By	Reduce To	Wording Stricken
1102-2008	1,000,000	460,000,000	“; provided further, that not less than $1,000,000 shall be expended to the town of Weymouth for the general maintenance and any other costs associated with daily operations of the Tufts, Franklin Pratt, North Branch and Fogg Libraries located in the town of Weymouth”

1100-3001	737,000	285,988,000	“; provided further, that not less than $737,000 shall be expended to reimburse the town of Southbridge for its purchase of the former National Guard armory from the commonwealth”

7000-9090	37,500,000	100,000,000	“; provided further, that $37,500,000 shall be expended for the phase IID of the McKim Building renovation and improvement project; provided, however, that receipt of $22,500,000 of which shall be contingent on a match of not less than $1 in non-profit, private, city or federal funds for each additional dollar in state funding”

8000-3500	1,750,000	44,680,000	“; provided further, that not less than $100,000 shall be expended to the Avon Housing Authority for capital repairs for public safety purposes” and

			“; provided further, that $250,00 be expended for

improvements to the Academy of Music located in the city of Northampton” and

“; provided further, that $100,000 shall be expended for the purchase of police radio communications equipment for public safety in the town of Carlisle; provided further, that not less than $100,000 shall be expended for breathing, protective gear, exhaust systems and defibrillator units for the fire department of the town of North Attleborough”

and

48

“; provided further, that $500,000 shall be expended for improvements for municipal recreation fields in the town of Bedford; provided further, that not less than $200,000 be expended on the recreational facilities at Woburn high school; and provided further, that not less than $500,000 shall be expended for the improvement and maintenance of the Marshall Fields in the town of Billerica”

The remainder of this bill I approve.

Approved, August 10, 2008

at 12 o’clock and 03 minutes, P.M.

/a/ Deval Patrick
Governor